HACKENSACK, NJ, September 9, 2015 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the nine and three-month periods ended July 31, 2015. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS ($ in thousands, except per share amounts)	Nine Months Ended July 31,		Quarter Ended July 31,
	2015	2014	2015	2014
* Net Income Per Share-Basic & Diluted	$0.38	$1.59	$0.14	$0.08
* Dividends Per Share	$0.90	$0.90	$0.30	$0.30
* AFFO Per Share-Basic & Diluted	$1.12	$1.05	$0.42	$0.38
* AFFO Payout	80.3%	85.7%	71.4%	78.9%

* NOI	$17,946	$17,689	$6,107	$6,002
* Average Residential Occupancy	94.6%	95.4%	94.6%	96.7%
* Average Commercial Occupancy (a)	83.9%	82.7%	86.3%	82.3%
(a) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project. Also includes occupancy of Damascus shopping center, which recently underwent a major redevelopment project and is currently 86.0% leased and 81.3% occupied.

RESULTS OF OPERATIONS

Year-To-Date Results (Per share represents basic and diluted share amounts)

•	Funds From Operations (“FFO”) was $7.6 million, or $1.12 per share, as compared to $6.8 million, or $0.99 per share, for the prior year’s comparable period.
•	Adjusted Funds From Operations (“AFFO”) modifies FFO for unique revenue and expense items, which the Company believes are germane to the measurement of the Company’s ongoing operating performance, such as: capital improvements, deferred rents, and acquisition expenses. AFFO was $7.6 million, or $1.12 per share, as compared to $7.3 million, or $1.05 per share, for the prior year’s comparable period.
•	Net income attributable to common equity (“net income”) was $2.5 million, or $0.38 per share, compared to $11.0 million, or $1.59 per share, for the prior year’s comparable period. Prior YTD net income includes an $8.7 million gain relating to the sale of FREIT’S South Brunswick, NJ property in December 2013.

Third Quarter Results (Per share represents basic and diluted share amounts)

•	FFO was $2.8 million, or $0.41 per share, as compared to $2.1 million, or $0.31 per share, for the prior year’s comparable period.
•	AFFO was $2.8 million, or $0.42 per share, as compared to $2.6 million, or $0.38 per share for the prior year’s comparable period.
•	Net income attributable to common equity was $1.0 million, or $0.14 per share, as compared to $0.6 million or $0.08 per share for the prior year’s comparable period.

Table of Revenue & Net Income Components

	Nine Months Ended July 31,			Quarter Ended July 31,
	2015	2014	Change	2015	2014	Change
	(in thousands, except per share)			(in thousands, except per share)
Revenues:
Commercial properties	$17,219	$16,691	$528	$5,680	$5,276	$404
Residential properties	16,456	14,946	1,510	5,463	5,157	306
Total real estate revenues	33,675	31,637	2,038	11,143	10,433	710

Operating Expenses:
Real estate operations	15,949	14,087	1,862	5,107	4,473	634

General and administrative	1,653	1,222	431	509	419	90

Depreciation	4,985	4,654	331	1,690	1,614	76

Investment income	(113)	(133)	20	(37)	(50)	13

Financing costs	8,370	8,434	(64)	2,817	2,613	204

Net income attributable to noncontrolling interests in subsidiaries	(283)	(453)	170	(89)	(162)	73

Adjusted income from operations	2,548	2,920	(372)	968	1,202	(234)

Acquisition costs - Regency	—	(648)	648	—	(648)	648
Income from discontinued operations	—	7	(7)	—	—	—

Gain on sale of discontinued operations	—	8,734	(8,734)	—	—	—

Net income attributable to common equity	$2,548	$11,013	$(8,465)	$968	$554	$414

Earnings per share - basic and diluted:
Adjusted income from operations	$0.38	$0.33	$0.05	$0.14	$0.08	$0.06
Discontinued operations	—	1.26	(1.26)	—	—	—
Net income attributable to common equity	$0.38	$1.59	$(1.21)	$0.14	$0.08	$0.06

Weighted average shares outstanding:
Basic	6,785	6,925		6,747	6,922
Diluted	6,786	6,925		6,755	6,922

Dividends

The 3rd quarter dividend of $0.30 per share will be paid on September 16, 2015 to shareholders of record on September 2, 2015.

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, under market lease amortization, straight-line rents, acquisition expenses, FFO from discontinued operations and recurring capital improvements on our residential apartments.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Nine Months Ended July 31,		Three Months Ended July 31,
	2015	2014	2015	2014
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income	$2,831	$11,466	$1,057	$716
Depreciation of consolidated properties	4,985	4,654	1,690	1,614
Amortization of deferred leasing costs	233	221	82	89
Gain on sale of discontinued operation	—	(8,734)	—	—
Distributions to minority interests	(426)	(765)	(30)	(300)
FFO	$7,623	$6,842	$2,799	$2,119

Per Share - Basic and Diluted	$1.12	$0.99	$0.41	$0.31

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$7,623	$6,842	$2,799	$2,119
Amortization of acquired leases	1	16	—	5
Deferred rents (Straight lining)	219	123	71	37
Acquisition expenses - Regency apartments	—	648	—	648
Less: FFO from discontinued operations	—	(7)	—	—
Capital Improvements - Apartments	(275)	(351)	(21)	(210)
AFFO	$7,568	$7,271	$2,849	$2,599

Per Share - Basic and Diluted	$1.12	$1.05	$0.42	$0.38

Weighted Average Shares Outstanding:
Basic	6,785	6,925	6,747	6,922
Diluted	6,786	6,925	6,755	6,922

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $346 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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